Free writing prospectus dated January 16, 2024

Filed pursuant to Rule 433 of the Securities Act of 1933, as amended

Relating to Preliminary Prospectus dated November 21, 2023

Registration No. 333-266116

1 Junee Limited (Nasdaq : JUNE) Free writing prospectus dated January 16, 2024 Filed pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated November 21, 2023 Registration No. 333 - 266116

This presentation relates to the proposed public offering of ordinary shares (“Shares”) of Junee Limited, a British Virgin Islands company (“we”, “us”, “our” or the “Company”) and should be read together with the Registration Statement on Form F - 1 , as amended (File No . 333 - 266116 ) (“the Registration Statement”), we filed with the U . S . Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates, which may be accessed through the following web link : https://www.sec.gov/Archives/edgar/data/1897087/000121390023088902/ff12023a10_junee.htm The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC entirely for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . Alternatively, we or our underwriter will arrange to send you the prospectus if you contact Spartan Capital Securities, LLC via email : kmonchik@spartancapital . com, or contact Junee Limited via email : juneeltd@gmail . com . This presentation contains certain data and information that we obtained from an industry report that the Company commissioned from Frost & Sullivan International Limited (the “F&S Report") . Statistical data in the report also include projections based on a number of assumptions . The interior design market in Hong Kong may not grow at the rates projected by market data, or at all . Failure of our industry to grow at the projected rates may have a material and adverse effect on our business and the market price of our securities . Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions . You should not place undue reliance on these forward - looking statements . This presentation does not constitute an offer or invitation for the sale or purchase of securities or to engage in any other transaction with the Company or its affiliates . The information in this presentation is not targeted at the residents of any particular country or jurisdiction and is not intended for distribution to, or use by, any person in any jurisdiction or country where such distribution or use would be contrary to local law or regulation . Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense. 2 Important Notices and Disclaimers

This presentation contains forward - looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties . The words “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions are intended to identify forward - looking statements . Forward - looking statements give our current expectations or forecasts or future events . You can identify these statements by the fact that they do not relate strictly to historical or current facts . These statements are likely to address our growth strategy, financial results and product and development programs . You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward - looking statements . These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not . No forward - looking statement can be guaranteed and actual future results may vary materially . Factors that could cause actual results to differ from those discussed in the forward - looking statements include, but are not limited to : assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items, our ability to execute our growth, expansion and acquisition strategies, including our ability to meet our goals, current and future economic and political conditions, our expectations regarding demand for and market acceptance of our services and the products that we provide and compete in the interior design and fit - out industry, relevant government policies and regulations relating to the interior design and fit - out industry in Hong Kong, our capital requirements and our ability to raise any additional financing which we may require, our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business, and other assumptions described in this presentation underlying or relating to any forward - looking statements . We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, in the Registration Statement . We base our forward - looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made . We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward - looking statements . Accordingly, you should be careful about relying on any forward - looking statements . The forward - looking statements made in this presentation relate only to events or information as of the date on which the statements are made in this presentation . Except as required by the federal securities laws, we do not have any intention or obligation to update publicly any forward - looking statements, whether as a result of new information, future events, changes in assumptions, or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events . You should read our prospectus and the documents that we refer to in this presentation and have filed as exhibits to the Registration Statement completely and with the understanding that our actual future results may be materially different from what we expect . 3 Forward - looking statements

4 Junee Limited Issuer Initial Public Offering Offering Type NASDAQ Capital Market: JUNE Proposed Exchange Symbol 2,000,000 Ordinary Shares (or 2,300,000 Ordinary Shares if the Underwriter exercises the over - allotment option in full) Ordinary Shares offered by Issuer 1,881,710 Ordinary Shares Ordinary Shares offered by Selling Shareholders (Resale Shares) $4 - $6 per Share Offering Price Approximately $7.1 million – $10.8 million Net proceeds to Issuer 10,714,286 Ordinary Shares Shares Outstanding Pre Offering 12,714,286 Ordinary Shares, assuming the over - allotment option is not exercised (or 13,014,286 Ordinary Shares if the Underwriter exercises the over - allotment option in full) Shares Outstanding Post Offering We intend to use the proceeds from this offering for expanding service capacity, strategic investments and acquisitions, and working capital. Use of Proceeds Spartan Capital Securities, LLC re risks and disclosures. There is no guarantee that any specific outcome will be Sole Book Running Manager See the Registration Statement for futu Offering Summary achieved. Investments may be speculative, illiquid and there is a risk of loss.

Company Overview 5

Company Overview 6 • We and our wholly - owned subsidiary, OPS Interior Design Consultant Limited (“OPS HK”), provides quality interior design, fit - out and maintenance services to both residential and commercial clients in the Hong Kong interior design market . • The interior design service involves preliminary consulting services, conceptualizing clients’ design ideas with layout plans, and producing detailed design drawings . Fit - out work generally includes any activities making an interior space suitable for residential or commercial purposes . OPS HK also provides a broad range of repair and maintenance services including routine home condition upkeep services . • OPS HK won the Muse Design Award in 2020 , and was the given Most Valuable Companies in Hong Kong Award 2020 by Mediazone . • Our vision is to successfully utilize the best and the brightest professionals in the industry in Hong Kong . We strive to cultivate, retain and nurture talent by providing a career rather than a job . We endeavor to foster an employment environment with prosperity and growth .

Competitive Strengths 7 • We have an experienced management team • We have stable relationships with a number of our clients • We have strong working relationships with our subcontractors

Our History 8 2011 2021 1998 We established our business in 1998 with Mr . Sai Kit (Dicky) Yip, Mr . Siu Lai So and Mr . Wai Man (Aoki) Fung, who is an independent third party and sold his entire interest in Sannogi Holdings to pursue other business opportunities in 2001 . Since 2004 , Sannogi Holdings was owned by Mr . Yuk Ki (Francis) Chan, Mr . So, and Mr . Yip, respectively . OPS HK was incorporated in 2011 to replace Sannogi Holdings as our key operating subsidiary. Holdings After Sannogi fulfilled its responsibilities under its contracts on hand during the transitional period from 2010 to 2013 , it ceased conducting its interior design and fit - out business . Junee Limited was incorporated in 2021 as the holding company of OPS HK

9 Corporate Structure * After the Offering without the exercise of the over - allotment option # The Company is also registering shares for these resale shareholders that could sell their shares upon listing # # # # #

Financial Highlights 10

11 FY2023 FY2022 $1,278,307 $1,447,963 Gross profit $2,000,000 $1,500,000 $1,000,000 $500,000 $ - USD Gross profit FY2023 FY2022 20.8% 15.1% % Gross Profit Margin 25.0% 20.0% 15.0% 10.0% 5.0% 0.0% FY2023 FY2022 $6,140,731 $9,620,570 Revenue $ - $10,000,000 $8,000,000 $6,000,000 $4,000,000 $2,000,000 Financial Highlights Revenue USD See the Registration Statement for future risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

12 Financial Highlights See the Registration Statement for future risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. FY2023 FY2022 $38,678 - $65,911 Net income (loss) Net income (loss) $60,000 $40,000 $20,000 $ - - $20,000 - $40,000 - $60,000 - $80,000 USD

Our Services 13

▪ OPS HK mainly provides interior design and fit - out service in Hong Kong . The design work is performed by in - house designers while the fit - out work is presently outsourced to subcontractors who are managed and supervised by OPS HK’s designated project management team . ▪ If required by clients, OPS HK will also provide repair and maintenance service . Similar to the fit - out work, the repair and maintenance work is generally outsourced to approved subcontractors . Repair and maintenance work include, among other things, replacement of fixtures and fittings, repair and maintenance of cupboards and shelves and repainting walls and ceilings . 14 Our Services

▪ The design service includes both the consultation with the staff and the actual design work . The design service involves a multi - step process to ensure client satisfaction . First, the design team generates preliminary drawings with different styles of design to evaluate client taste and preferences . Then, the team obtains and analyzes client feedback, and fine - tunes the design objectives until it can provide a specific conceptualized design with layout plans, detailed design drawings and, where applicable, 3 D rendering of images . Some of the design plans the design team has completed are as follows : 15 (Design Plan for Grand Century Place at Mong Kok ) Design (Design Plan for Cambridge House at Quarry Bay)

16 (Design Plan for Grand Century Place at Mong Kok) (Design Plan for Harbour North Phase at North Point) Design (Continued)

▪ In addition to the design service, OPS HK may also be engaged to lateralize the designs through fit - out work . OPS HK’s role in the fit - out service is principally overall project management and supervision, which involves quality control, cost control and on - site supervision to ensure that the project is on budget and on schedule . The fit - out work is generally outsourced to approved subcontractors . Some of the fit - out projects OPS HK has completed are as follows : 17 (Fit - out for The Centre at Central) Fit - out (Fit - out for Grand Century Place at Mong Kok) (Fit - out for North Point Harbour Phase at North Point)

Our Management 18

Our Board and Management Team

Mr. Yee Man Thomas Law

Chairman, Executive Director and Chief Executive Officer Nominee

Mr. Law was the managing director of Hunter Douglas China/Hong Kong Limited and had been a director of various Hunter Douglas companies over a 20-year period in Singapore, Shanghai, Beijing, Shenzhen and Xiamen in mainland China.

Mr. Law has a Bachelor Degree in Architecture from the University of Melbourne in Australia and a Master of Science Degree in Engineering Business from the University of Warwick in the U.K. Mr. Law is an associate member of the Royal Australian Institute of Architects.

Mr. Law was formerly an independent non-executive director of AcrossAsia Limited (HKEX: 8061, delisted in Jun 2017) and Sage International Group Limited (HKEX: 8082, now known as Sun Entertainment Group Limited).

Mr. Wai King (Vincent) Or

Executive Director Nominee

Mr. Or has had 20 years of work experience in capital markets, including ten years of work experience with PricewaterhouseCoopers UK and PricewaterhouseCoopers HK, servicing multinational investment banking clients, focusing on both fixed income and equity trading. He served as advisor on key topics relating to international taxation, price verification on various complex financial instruments, technical financial accounting under International Financial Reporting Standards (IFRS) and U.S. GAAP, risk management issues and operational weaknesses.

Mr. Or obtained a Bachelor of Business Administration (Professional Accountancy) from The Chinese University of Hong Kong in May 2000. Mr. Or is a member of the Hong Kong Institute of Certified Public Accountants, the Institute of Chartered

Mr. Hing Wah (Raymond) Tong

Chief Financial Officer Nominee

Mr. Tong has had over 20 years of work experience in auditing, regulatory compliance, and financial reporting with The Stock Exchange of Hong Kong, or SEHK. From July 2019 to April 2023, Mr. Tong served as the company secretary of Link Holdings Limited (HKEX: 8237). From April 2016 to July 2019, Mr. Tong served as the vice president in the transaction risk management department of Ample Capital Limited.

Mr. Tong obtained a Bachelor of Arts in Accountancy from Hong Kong Polytechnic University in 1993. Mr. Tong has also been a member of the Hong Kong Institute of Certified Public Accountants and a member of The Association of Chartered Certified

19

Mr. Yuk Ki (Francis) Chan* Executive Director Mr. Chan is a co - founder of OPS HK. Mr . Chan has over 33 years of experience in the interior design and fit - out industry . Mr. Chan has been the project director and has been responsible for overseeing the overall management and compliance, including quality control, progress of work and compliance issues of all projects of OPS HK . Mr. Siu Lai So* Executive Director 20 Our Board and Management Team Mr. Sai Kit (Dicky) Yip* Executive Director Mr. So is a co - founder of OPS HK. Mr. So has over 30 years of experience in the interior design and fit - out industry. Mr. So has been the chief designer of OPS HK and has been responsible for overseeing interior design spatial planning of all projects of OPS HK. Mr. Yip is a co - founder of OPS HK. Mr . Yip has over 31 years of experience in the interior design and fit - out industry . Mr. Yip’s principal responsibilities include overseeing sales, management of customer relations, business development and devising marketing plans of OPS HK . *Upon listing, Mr . Yuk Ki (Francis) Chan, Mr . Siu Lai So and Mr . Sai Kit (Dicky) Yip will resign from their positions as directors from Junee Limited . They will remain the directors of our Hong Kong operating subsidiary, OPS HK . Mr . Yee Man (Thomas) Law and Mr . Wai King (Vincent) Or will be appointed as the directors of Junee Limited, and Mr . Yee Man (Thomas) Law and Mr . Hing Wah (Raymond) Tong will be appointed as the Chief Executive Officer and Chief Financial Officer of the Company, respectively, effective upon the effectiveness of the registration statement on Form F - 1 .

Ms. Kit Wa (Anthea) To Independent Director Nominee Dr . To conducted research in the Laboratory of Biomedical Imaging and Signal Processing in the Department of Electrical and Electronic Engineering, The University of Hong Kong from 2015 to June 2020 . From 2010 to 2013, Dr. To served as an assistant manager at Winsor (Hong Kong) Limited, supervising a group of research assistants for the daily operation of a laboratory. Dr. To obtained General Biology a Bachelor of Science in in 1996, a Master of Philosophy in 2002 and a Doctor of Philosophy in Cancer Biology in 2007 from The University of Hong Kong. She also received the Certificate and the Diploma of Marketing from HKU School of Professional and Continuing Education in 2000 and 2001 , respectively . She obtained Master of Corporate Governance from Hong Kong Metropolitan University in 2022 . Since 13 th August 2020 , Dr . To has been the independent non - executive director of Fusen Pharmaceutical Company Limited (HKEX : 1652 ) . 21 Our Independent and Non - executive Directors Mr. Chiu Ho (Lewis) Chou Independent Director Nominee Mr. Chou has over 10 years of experience in accounting and auditing. Mr. Chou was appointed as an executive director of Xinming China Holdings Limited (HKEX: 2699), a Cayman Islands limited liability company, in February 2020. He was subsequently re - designated from the executive director to a non - executive director from May 2020 to November 2021. Since September 2017 , Mr . Chou has been a director of Archon Prime Strategic Investment (Group) Limited . Mr . Chou has been the company secretary and chief financial officer of Prime Intelligence Solutions Group Limited (HKEX : 8379 ) since September 2015 and November 2016 , respectively . Since April 2013 , Mr . Chou has been working as the chief financial officer of Millennium Pacific Group Holdings Limited (HKEX : 8147 ), and he has also been working as the company secretary since March 2017 . From January 2015 to July 2016 , Mr . Chou also served as the chief financial officer of HF Financial Group Limited (currently known as HF Finance Group (China) Limited) (and subsequently transferred to HF Management (China) Limited) . From January 2011 to March 2012 , Mr . Chou worked as the head of corporate services of Beijing Sports and Entertainment Industry Group Limited (HKEX : 1803 ) (formerly known as ASR Logistics Holdings Limited) . Mr . Chou obtained a bachelor’s degree of arts in accountancy from the Hong Kong Polytechnic University in November 2003 . Mr . Chou was admitted as a member of the Hong Kong Institute of Certified Public Accountant in November 2011 . He was also admitted as a member of the Association of Chartered Certified Accountants in November 2010 and subsequently a fellow member in November 2015.

22 Our Independent and Non - executive Directors Mr. Man Sun Yeung Independent Director Nominee Mr. Yeung has more than 18 years of experience in the accounting and financial industries, gained from different business entities. Presently, Mr . Yeung is the executive director of RTC Capital Limited . Mr . Yeung served as a company secretary of Evershine Group Holdings Limited (HKEX : 8022 ) from April 2020 to January 2021 and China 33 Media Group Limited (HKEX : 8087 ) from January 2019 to June 2022 . Mr . Yeung also served as an executive director of My Heart Bodibra Group Limited (HKEX : 8297 ) from February 2018 to December 2018 . Mr . Yeung has been appointed as an independent non - executive director of the Simplicity Holding Limited (HKEX : 8367 ) since August 19 , 2021 . Mr . Yeung obtained a Bachelor of Business Administration in Accountancy degree from City University of Hong Kong in November 2003 and a Master of Table of Contents Corporate Governance degree from Polytechnic University of Hong Kong in September 2015 . Mr . Yeung is a member of the Hong Kong Institute of Certified Public Accountants, and an associate member of both the Institute of Chartered Secretaries and Administrators in the United Kingdom and The Hong Kong Institute of Chartered Secretaries .

THANK YOU! 23 Contact Issuer Junee Limited Studio 20, 11 F, International Plaza, 20 Sheung Yuet Road, Kowloon Bay, Kowloon, Hong Kong Email: juneeltd@gmail.com Underwriter Spartan Capital Securities, LLC 45 Broadway – 19th Floor, New York, NY 10006, USA Email: kmonchik@spartancapital.com